EXHIBIT 10.1

THIS WARRANT CONVERSION NOTE WAS ORIGINALLY ISSUED ON AUGUST 10, 2017, AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE ILLINOIS SECURITIES LAW OF 1953, AS AMENDED, AND IT MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION FROM COUNSEL SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED. The transfer of such security is subject to the conditions specified herein.

This Warrant Conversion Note is subject to the terms of a Subordination and Intercreditor Agreement dated as of July 17, 2012 (as amended, restated or supplemented from time to time, the “Subordination Agreement”) between BMO Private Equity (U.S.), Inc., a Delaware corporation, and BMO Harris Bank N.A. (formerly known as Harris N.A.).

SENIOR SECURED SUBORDINATED WARRANT CONVERSION NOTE

Dated: August 17, 2017	$797,881.31
Effective Date: August 10, 2017

FOR VALUE RECEIVED, CTI Industries Corporation, an Illinois corporation (referred to herein as the “Borrower”), hereby promises to pay to the order of BMO Private Equity (U.S.), Inc., a Delaware corporation, or its assignee (the “Holder”), the principal amount of Seven Hundred Ninety-Seven Thousand Eight Hundred Eighty-One and 31/100 Dollars ($797,881.31) (the “Original Principal Amount”), together with interest thereon calculated from the effective date hereof (the “Date of Issuance”), in accordance with the provisions of this instrument (this “Warrant Conversion Note”). For purposes of this Warrant Conversion Note, the term “Principal Balance” shall mean an amount equal to (a) the sum of (i) the Original Principal Amount plus (ii) the aggregate amount of Interest (as defined below) capitalized and added to principal under this Warrant Conversion Note from time to time minus (b) all payments of principal made by the Borrower from time to time pursuant to the terms of this Warrant Conversion Note.

Reference is hereby made to that certain Note and Warrant Purchase Agreement dated as of July 17, 2012 (as amended, restated or otherwise modified from time to time, the “Purchase Agreement”), by and between the Borrower and the Holder. This Warrant Conversion Note was issued pursuant to the terms of the Warrant. This Warrant Conversion Note is the “Warrant Conversion Note” referred to in the Purchase Agreement. The Purchase Agreement contains terms governing the rights of the Holder of this Warrant Conversion Note and all provisions of the Purchase Agreement are hereby incorporated herein in full by reference. Except as otherwise indicated herein, capitalized terms used in this Warrant Conversion Note have the same meanings set forth in the Purchase Agreement.

1.	Payment of Interest. Except as otherwise expressly provided herein, the Principal Balance of this Warrant Conversion Note shall bear interest (computed on the basis of actual days elapsed in a 360-day year) at the rate of eleven and 50/100 percent (11.50%) per annum (“Interest”). Interest accruing on the Principal Balance of this Warrant Conversion Note shall be compounded daily and capitalized as principal on each day during the term hereof and shall be payable in accordance with the payment schedule on Exhibit A attached hereto and made a part hereof (assuming for purposes of Exhibit A that no portion of the Principal Balance of this Warrant Conversion Note is prepaid and that this Warrant Conversion Note is not accelerated prior to the Maturity Date). The Interest accruing on the Principal Balance of this Warrant Conversion Note shall be payable to the Holder in cash upon the payment in full of the entire outstanding Principal Balance of this Warrant Conversion Note (whether on the Maturity Date or as a result of the acceleration of the maturity thereof), or if a prepayment of this Warrant Conversion Note is made, on the Principal Balance prepaid, and, if payment in full is not paid when due, thereafter on demand. Unless prohibited under applicable law, any accrued interest which is not paid on the date on which it is due and payable shall bear interest at the same rate at which interest is then accruing on the Principal Balance of this Note and, if applicable, shall be compounded daily and capitalized as principal on each day until such interest is paid. Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on this Note is made. Interest shall accrue on any payment due under this Note until such time as payment therefor is actually delivered to the Holder. Notwithstanding anything to the contrary contained herein or in the Purchase Agreement, while any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Principal Balance of the Warrant Conversion Note at the Default Rate and while in effect such interest accruing on the Principal Balance of this Warrant Conversion Note shall be compounded daily and capitalized as principal on each day.

2.	Payment of Principal on Warrant Conversion Note.

(a)	Scheduled Payment. The Principal Balance of this Warrant Conversion Note, plus accrued and unpaid interest, shall be payable in full on January 18, 2018 (the “Maturity Date”).

(b)	Optional Prepayments. Subject to the terms of Section 2(c) below, the Borrower, at its option, may prepay all or any portion of this Warrant Conversion Note on any scheduled quarterly payment date set forth in the Note (as defined in the Purchase Agreement) at a prepayment price of one hundred percent (100%) of the Principal Balance to be prepaid, plus accrued and unpaid interest to the prepayment date.

(c)	Prepayment Minimum. The Borrower, at its option, may at any time and from time to time prepay all or any portion of the Principal Balance of this Warrant Conversion Note, in minimum increments of $250,000, plus accrued and unpaid interest to the prepayment date. Except as provided herein, this Warrant Conversion Note may not be voluntarily prepaid by the Borrower.

(d)	Notice of Prepayments. The Borrower shall give notice (which shall be irrevocable) to the Holder of this Warrant Conversion Note of each prepayment not later than 1:00 p.m. (Chicago time) on the Business Day that is not less than two (2) Business Days preceding the date of prepayment, specifying the aggregate Principal Balance to be prepaid and the prepayment date. Once any such notice has been given, the Principal Balance specified in such notice, together with all accrued and unpaid interest on the amount of each such prepayment to the date of payment shall become due and payable on such date of payment.

(e)	Mandatory Prepayments.

(i)	In the event of a Change of Control, the Borrower will, at least thirty (30) days and not more than sixty (60) days prior to such Change of Control, give written notice thereof to the holder of this Warrant Conversion Note, which shall contain a written irrevocable notice that the Borrower will prepay (a “Prepayment Notice”), by a date (the “Prepayment Date”) specified in such notice (which date shall be on or prior to the effective date of the Change of Control), all of the Obligations under the Warrant Conversion Note held by the holder in full (and not in part) in cash. Such notice may state that the Borrower’s prepayment is conditioned upon the consummation of such Change of Control. The Borrower shall pay to the holder the outstanding principal amount of the Warrant Conversion Note, together with all accrued and unpaid interest thereon.

(ii)	Any notice by the Borrower to prepay the Warrant Conversion Note, and any subsequent prepayment thereof pursuant to this Section 2(e), shall be accompanied by an officer’s certificate (A) stating the principal amount of the Warrant Conversion Note to be prepaid, (B) stating the Prepayment Date, (C) stating the accrued interest on the Warrant Conversion Note to the Prepayment Date to be prepaid, (D) certifying that the conditions of this Section 2(e) have been fulfilled, and (E) specifying the nature of the Change of Control, the transactions or proposed transactions resulting in such Change of Control and the date or proposed date of the occurrence of such Change of Control.

3.	Payment Schedule. Set forth as Exhibit A attached hereto is a schedule which reflects the amount of Interest which accrues and shall be capitalized and added to the Principal Balance pursuant to Section 1 above and the Principal Balance of this Warrant Conversion Note at the beginning and at the end of each day during the term of this Warrant Conversion Note (assuming for purposes of Exhibit A that no portion of the Principal Balance of this Warrant Conversion Note is prepaid and that this Warrant Conversion Note is not accelerated prior to the Maturity Date). Upon any voluntary or mandatory prepayment of the Principal Balance, the Interest reflected on Exhibit A attached hereto shall be recomputed based upon the remaining Principal Balance. The Holder shall amend Exhibit A hereto to reflect such recomputation and deliver the same to the Borrower, and such amended Exhibit A shall constitute rebuttable presumptive evidence of the Principal Balance owing and unpaid on this Warrant Conversion Note and the interest accruing and payable thereafter under this Warrant Conversion Note. The failure to amend Exhibit A hereto or to deliver the same to the Borrower shall not, however, affect the obligations of the Borrower to pay the Principal Balance and all accrued and unpaid interest on this Warrant Conversion Note.

4.	Transfer and Exchange; Replacement; Cancellation.

(a)	Transfer and Exchange.

(i)	Subject to the transfer conditions referred to in this Section 4 and in the legends endorsed hereon, this Warrant Conversion Note and all rights hereunder are transferable by the Holder, in whole or in part, without charge to the Holder, upon surrender of this Warrant Conversion Note with a properly executed assignment in form and substance reasonably acceptable to the Borrower at the principal office of the Borrower.

(ii)	Upon surrender of this Warrant Conversion Note for transfer or for exchange, the Borrower, at its expense, will (subject to the conditions set forth herein) execute and deliver in exchange therefor a new Warrant Conversion Note or Warrant Conversion Notes, as the case may be, as requested by the Holder or transferee, which aggregates the unpaid Principal Balance of such Warrant Conversion Note, issued as the Holder or such transferee may request, dated so that there will be no gain or loss of interest on such surrendered Warrant Conversion Note and otherwise of like tenor. The issuance of new Warrant Conversion Notes shall be made without charge to the Holder(s) of the surrendered Warrant Conversion Note for any issuance tax in respect thereof or other cost incurred by the Borrower in connection with such issuance.

(b)	Replacement. Upon receipt of evidence reasonably satisfactory to the Borrower (an affidavit of the Holder of this Warrant Conversion Note shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Warrant Conversion Note and, in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Borrower (provided that if the Holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation, upon the surrender of this Warrant Conversion Note, the Borrower shall (at its expense) execute and deliver, in lieu thereof, a new Warrant Conversion Note of the same class and representing the same rights represented by such lost, stolen, destroyed or mutilated Warrant Conversion Note dated so that there will be no loss of interest on this Warrant Conversion Note.

5.	Payments. All payments to be made to the Holder of this Warrant Conversion Note shall be made by wire transfer to the Holder in lawful money of the United States of America in same-day available funds. Any payment received by the Holder of this Warrant Conversion Note after 1:00 p.m. (Chicago time) on any day will be deemed to have been received on the next following Business Day.

6.	Place of Payment. Payments of principal, interest and other amounts shall be made by wire transfer of immediately available funds to the following account of the Holder hereof:

ABA No.: 071 000 288

Account No.: 181-570-3

Account Name: BMO Private Equity (U.S.), Inc.

Bank: BMO Harris Bank N.A., Chicago, Illinois

Attention: Jason Swanson

or to such other account or to the attention of such other Person as specified by the Holder in a prior written notice to either Borrower.

7.	Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a Business Day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next Business Day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

8.	Governing Law. This Warrant Conversion Note shall be governed and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

9.	Liabilities. In furtherance and not in limitation of the rights and remedies of the Holder of this Warrant Conversion Note hereunder or at law, the Holder of this Warrant Conversion Note may proceed under this Warrant Conversion Note against the Borrower in its absolute and sole discretion for any of the liabilities of the Borrower under this Warrant Conversion Note or any other liability or obligation of the Borrower arising hereunder.

10.	Events of Default. Upon the occurrence of any “Event of Default,” as described and specified in the Purchase Agreement, the Holder shall have all of the rights and remedies in accordance with, and as provided by, the terms hereof and the Purchase Agreement. In addition, the Holder shall be entitled to recover from the Borrower any and all costs and expenses, including reasonable attorneys’ fees and court costs, incurred in enforcing its rights hereunder.

11.	Usury Laws. It is the intention of the Borrower and the Holder of this Warrant Conversion Note to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Warrant Conversion Note shall be subject to reduction to an amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Warrant Conversion Note is accelerated by reason of an election by the Holder hereof resulting from an Event of Default, voluntary prepayment by the Borrower or otherwise, then the earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of the Holder hereof either be rebated to the Borrower or credited on the Principal Balance of this Warrant Conversion Note, or if this Warrant Conversion Note has been paid, then the excess shall be rebated to the Borrower. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Warrant Conversion Note shall under no circumstances exceed the maximum legal rate upon the Principal Balance of this Warrant Conversion Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, at the option of the Holder hereof either be rebated to the Borrowers or credited on the Principal Balance of this Warrant Conversion Note, or if this Warrant Conversion Note has been repaid, then such excess shall be rebated to the Borrower.

12.	Warrant Conversion Note in Registered Form. This Warrant Conversion Note is in registered form within the meaning of that term under Section 163(f) of the Code. The Borrower shall keep at its principal executive office a register in which the Borrower shall provide for the registration and transfer of the Warrant Conversion Note. The Holder of this Warrant Conversion Note, at such Holder’s option, may in person or by duly authorized attorney surrender this Warrant Conversion Note for exchange at the principal office of the Borrower, accompanied by a written opinion of legal counsel who shall be reasonably satisfactory to the Borrower, addressed to the Borrower and reasonably satisfactory in form and substance to the Borrower’s counsel, to the effect that the proposed exchange may be effected without registration under the Securities Act of 1933, as amended, or under any applicable state securities laws, to receive in exchange therefor a new Warrant Conversion Note or Warrant Conversion Notes, as may be requested by such Holder, of the same series and in the same aggregate unpaid principal amount as the aggregate unpaid principal amount of the Warrant Conversion Note or Warrant Conversion Notes so surrendered. Each such new Warrant Conversion Note shall be dated as of the date to which interest has been paid on the unpaid principal amount of the Warrant Conversion Note or Warrant Conversion Notes so surrendered and shall be in such principal amount and registered in such name or names as such Holder may designate in writing.

13.	Binding Agreement. This Warrant Conversion Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and the benefit of its successors and assigns, including any subsequent holder of the Warrant Conversion Note. The Borrower may not assign its rights hereunder without the written consent of the Holder. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

14.	Fee Amount. For the avoidance of doubt, the Borrower hereby acknowledges and agrees that, based on the Date of Issuance of this Warrant Conversion Note, the fee referenced in Section 3 of Amendment No. 5 shall be in an amount equal to $3,425.17.

[SIGNATURE PAGE FOLLOWS]

Senior Secured Subordinated Warrant Conversion Note Signature Page

IN WITNESS WHEREOF, the Borrower has caused this Warrant Conversion Note to be executed and delivered by a duly authorized officer as of the date first written above.

CTI INDUSTRIES CORPORATION

By:	/s/ Timothy S. Patterson
Name: Timothy S. Patterson
Title: CFO

EXHIBIT A

(See attached)